UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Important Information

The following communications relate to the proposed sale by CommScope Holding Company, Inc., a Delaware corporation (the “Company” or “CommScope”) of its Connectivity and Cable Solutions (“CCS”) segment to Amphenol Corporation, a Delaware corporation (“Amphenol”), pursuant to the Purchase Agreement, dated as of August 3, 2025, by and between CommScope and Amphenol.

On August 4, 2025, CommScope held its second quarter earnings call and discussed the proposed sale. The script from the meeting is set forth below and filed herewith pursuant to Rule 14a-12.

Forward Looking Statements

This communication includes certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to future events and financial performance. These forward-looking statements include all statements that are not historical facts, and are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; the inability to complete the proposed transaction due to the failure to obtain stockholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed transaction on the Company’s relationships, operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; exceeding the expected costs of the transaction; our dependence on customers’ capital spending on data, communication and entertainment equipment, which could be negatively impacted by a regional or global economic downturn, among other factors; the potential impact of higher than normal inflation; concentration of sales among a limited number of customers and channel partners; risks associated with our sales through channel partners; changes to the regulatory environment in which we and our customers operate; changes in technology; industry competition and the ability to retain customers through product innovation, introduction, and marketing; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing and timing of delivery of products to customers; risks related to our ability to implement price increases on our products and services; risks associated with our dependence on a limited number of key suppliers for certain raw materials and components; risks related to the successful execution of CommScope NEXT and other cost saving initiatives; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; the risk that our manufacturing operations, including our contract manufacturers on which we rely, encounter capacity, production, quality, financial or other difficulties causing difficulty in meeting customer demands; our substantial indebtedness, including our upcoming maturities and evaluation of capital structure alternatives and restrictive debt covenants; our ability to refinance existing indebtedness prior to its maturity or incur additional indebtedness at acceptable interest rates or at all; our ability to generate cash to service our indebtedness; the ability to recognize the expected benefits of the sales of the OWN segment and DAS business unit and Home business (the Transactions), including the expected financial performance of CommScope following the Transactions; the effect of the Transactions on the ability of CommScope to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; the response of CommScope’s competitors, creditors and other stakeholders to the Transactions; potential litigation relating to the Transactions; our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments; possible future additional impairment charges for fixed or intangible assets, including goodwill; our ability to attract and retain qualified key employees; labor unrest; product quality or performance issues, including those associated with our suppliers or contract manufacturers, and associated warranty claims; our ability to maintain effective management information technology systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches, ransomware or computer viruses; the use of open standards; the long-term impact of climate change; significant international operations exposing us to economic risks like variability in foreign exchange rates and inflation, as well as political and other risks, including the impact of wars, regional conflicts and terrorism; our ability to comply with governmental anti-corruption laws and regulations worldwide; the impact of export and import controls and sanctions worldwide on our supply chain and ability to compete in international markets; changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or potential trade wars and potential changes to laws and policies, that may impact our products and costs; the costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign social and environmental laws; the impact of litigation and similar regulatory proceedings in which we are involved or may become involved, including the costs of such litigation; the scope, duration and impact of disease outbreaks and pandemics, such as COVID-19, on our business, including employees, sites, operations, customers, supply chain logistics and the global economy; our stock price volatility; income tax rate variability and ability to recover amounts recorded as deferred tax assets; and other factors beyond our control. These and other factors are discussed in greater detail in our 2024 Annual Report on Form 10-K and may be updated from time to time in our annual reports, quarterly reports, current reports and other filings we make with the Securities and Exchange Commission. Although the information contained in this press release represents our best judgment as of the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release, except to the extent required by law.

Additional Information about the Proposed Transaction and Where to Find It

This filing may be deemed solicitation material in respect of the proposed sale of the Company’s CCS business to Amphenol. In connection with the proposed transaction, CommScope will file with the SEC and furnish to CommScope’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at https://www.sec.gov. In addition, the proxy statement and CommScope’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through CommScope’s website at https://ir.commscope.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of CommScope may be deemed “participants” in the solicitation of proxies from stockholders of CommScope in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of CommScope in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 26, 2025, and in its definitive proxy statement filed with the SEC on Schedule 14A on March 24, 2025.

Massimo Disabato – VP Investor Relations

Good afternoon and thank you for joining us today to discuss the recently announced CCS transaction and CommScope’s 2025 second quarter results. I’m Massimo DiSabato, Vice President of Investor Relations for CommScope and with me on today’s call are:

•	Chuck Treadway, President and CEO, and

•	Kyle Lorentzen, Executive Vice President and CFO

You can find the slides that accompany this report on our Investor Relations website. Please note that some of our comments today will contain forward-looking statements based on our current view of our business, and actual future results may differ materially. Please see our recent SEC filings, which identify the principal risks and uncertainties that could affect future performance.

Before I turn the call over to Chuck, I have a few housekeeping items to review. Today, we will discuss certain adjusted or non-GAAP financial measures, which are described in more detail in this morning’s earnings materials. Reconciliations of non-GAAP financial measures and other associated disclosures are contained in our earnings materials and posted on our website. All references during today’s discussion will be to our adjusted results. All quarterly growth rates described during today’s presentation are on a year-over-year basis unless otherwise noted.

I’ll now turn the call over to our President and CEO, Chuck Treadway.

Chuck Treadway — President and Chief Executive Officer

Thank you Massimo, good afternoon, everyone – I’ll begin on slide 2.

This morning we announced that we entered into a definitive agreement to sell our CCS business to Amphenol for $10.5 billion in an all-cash transaction. The deal is subject to customary closing conditions including receipt of applicable regulatory and shareholder approval. We would expect the deal to close in the first half of 2026. Amphenol is a strong buyer of the CCS assets, our customers and employees going with the transaction will be in very good hands.

I’m excited to announce this transformational deal that unlocks equity value, returns cash to our shareholders and strengthens the business. Our equity price was not reflective of the true value of our Company. This transaction now brings improved clarity to CommScope equity value. The Company expects net proceeds after taxes and transaction expenses to be approximately $10 billion. After repaying all of our debt, redeeming our preferred equity, and adding modest leverage on the remaining company, we would expect to have significant excess cash. We expect to distribute this excess cash to our shareholders as a dividend within 60 to 90 days following the closing of the proposed transaction after taking into account all relevant factors. The exact amount and timing of the dividend will be determined by the Company after closing.

I’d like to thank our shareholders, debt holders, customers, suppliers and employees as we have navigated through challenging market conditions and leverage uncertainty. We appreciate your patience.

I’m excited for the future of the remaining ANS and Ruckus businesses. They have been a bit slower to recover than the CCS business. However, both of these businesses had very strong second quarters and are poised for continued strong performance and growth. The Second Quarter 2025 LTM Adjusted EBITDA for these businesses is $300 million. RemainCo is well positioned to deliver year-over-year growth in 2025 with strong cash flow generation.

As we move through the second half of the year, we will provide updates on the pending transaction and positioning of RemainCo as appropriate.

Now on to our second quarter results on slide 3. In the second quarter, CommScope delivered net sales of $1.388 billion, a year-over-year increase of 32% and adjusted EBITDA of $338 million, a year-over-year increase of 79%. These very positive results were attributed to strong performance in all our segments. The second quarter also marked the fifth consecutive quarter that we sequentially improved adjusted EBITDA. The Adjusted EBITDA as a percentage of Revenues grew from the first quarter to 24.3%, reaffirming our strategy of managing what we can control as we continue to deliver results in line with our strategy. We saw particular strength in ANS and Ruckus in the second quarter with these two segments contributing Revenues of $513 million,58% above prior year. ANS and Ruckus delivered $127 million of Adjusted EBITDA in the quarter, an increase of 326% versus the second quarter of 2024 and 101% sequentially. RemainCo Adjusted EBITDA as a percentage of sales was 24.7%, 156% above prior year. These businesses continue to benefit from the upgrade cycles and new product introductions.

As an update from our last earnings call. We have been closely monitoring the implementation of tariffs and the fluidity of the situation. During the second quarter, we have developed and implemented our plan to mitigate the effect of current direct and indirect tariffs. Going forward, if tariffs remain at the current levels, we feel that the net impact of tariffs on our financial results will be minimal. Our strategy is to continue to leverage our flexible global manufacturing footprint, our broad supplier base and commercial strategies to effectively mitigate the impact. In addition, essentially all of our products produced in Mexico comply with USMCA guidelines reducing our overall exposure to tariffs. As you are aware, the situation remains very fluid. We will continue to monitor, mitigate and update as required.

With that, now I’d like to give you an update on each of our businesses starting with the two businesses that will make up RemainCo, ANS and Ruckus.

Starting with ANS. Net sales of $322 million, was up 65% in the second quarter compared to the prior year and Adjusted EBITDA was up 132%. Primarily driven by our record deployment of our new DOCSIS 4.0 amplifier and node products, as well as higher license sales. Our DOCSIS 4.0 amplifier business has increased dramatically in both FDX and ESD. Our FDX amplifier deployment with Comcast has gone well and this is reflected in our results. In addition, our ESD amplifier sales have increased as we have won business with several customers including Charter. As stated before, we believe ANS is well positioned with decades of knowledge of our customers’ ecosystems, and our breadth of new products for service providers to take advantage of the latest DOCSIS upgrade cycle as well as evolving their legacy DOCSIS 3.1 networks. Our product range includes all areas of the HFC network including DOCSIS 3.1, 3.1e and DOCSIS 4.0 solutions. Over the last quarter, we have had several key wins for our virtual CMTS which integrates technology from our previous CASA acquisition, and we expect this trend to continue. We have also moved forward with our new Unified products as it is now in lab testing phase and expected to be available by the end of the year and into next year as we release additional products. These positive results reflect our strategy shift to partnering directly with major MSO’s to develop key products for them versus a one size fits all strategy. This provides a closer relationship with our customers while solving for their unique needs together. We are extremely pleased with the direction that ANS is headed, and the results are proof that our strategy is paying off. Although we would expect the rest of the year to remain strong in terms of revenue, we do not expect the second half EBITDA to remain at this level due to product mix and project timing. As we have discussed in the past, ANS will be more cyclical than our other businesses due to the project nature of the business and license sales. The second quarter was a particular strong quarter as we were favorably impacted by the FDX ramp and higher than normal license sales.

Turning to Ruckus, Revenue was up 47% in the second quarter compared to the prior year. Ruckus Adjusted EBITDA was up $51 million versus Q2 of 2024. In the second quarter, we saw continued improved demand for Ruckus driven by our new Wi-Fi 7 products and subscription services as well as our vertical market strategy taking shape. We launched our suite of next-generation, AI-driven Wi-Fi 7 solutions tailored for the hospitality industry. Our products are powered by Agentic AI within our AI-Driven, cloud-native RUCKUS One platform. Earlier in Q1, we unveiled a new wave of AI-driven enterprise networking solutions featuring Gen AI, Edge AI, and Intent-based AI. With the strong year over year improvements, we feel that the challenges in 2024 with channel inventory are now well behind us. We believe the Ruckus business is well positioned for strong growth in 2025 driven by normalized channel inventory and growing demand. We continued to benefit from new products and our vertical market strategy taking shape. In addition, we are beginning to see the impact of adding incremental selling resources as indicated by our increase in sales funnel opportunities. We have also seen additional traction in the North American service provider market as more customers are interested in our Ruckus One MDU solutions. These solutions take advantage of our Ruckus One platform and help managed service providers accelerate time to market and reduce operational costs. This fundamentally changes the deployment economics and delivers faster return on investment. We continue to be encouraged by the Ruckus business, as this breakout quarter gives us confidence for our projected growth for near term.

Despite the announced transaction, I will give a brief update on CCS. In the second quarter, CCS revenue grew 20% year over year, while CCS adjusted EBITDA increased 23% as a result of revenue growth, mix and cost leverage. CCS adjusted EBITDA as a percentage of revenue was 24.1%. Again, I would like to call out our enterprise fiber business, that includes our products that we sell into the datacenter market. For the second quarter, the enterprise fiber business continued to generate substantial growth with year-over-year revenue up 85%. The CCS segment will continue to be a strong cash flow generator between sign and close of the transaction. Based on current views, we are raising our full year Commscope Adjusted EBITDA guidance to $1.15 to $1.2 billion.

Overall, we are excited about the announced CCS transaction. The transaction returns significant capital to our shareholders versus the current equity price and immediately solves our leverage situation. The CCS business has found a great home with Amphenol, and we look forward to working with them to close the transaction.

RemainCo will consist of the ANS and Ruckus segments and is well positioned to grow and create value. Both of these businesses are recovering from challenging market conditions over the last two years. However, the strong second quarter results show the potential of the businesses. Overall, we expect RemainCo, ANS and Ruckus, to deliver between, $325 to $350 million of Adjusted EBITDA in 2025. As we have discussed in previous communications, we will continue to focus on our strategy of focusing on what we control. As we service our customers, we have the right products, solutions and scale to grow and win new business. We will continue focus our strategy on what we can conrol, including supporting our customers, and innovating for the ever-increasing demands of future advanced networks.

And with that, I’d like to turn things over to Kyle to talk more about our second quarter results.

Kyle Lorentzen — Chief Financial Officer & Executive Vice President

Thank you, Chuck, and good afternoon, everyone.

I’ll start with an overview of our second quarter results on slide 4.

For CommScope, we reported adjusted EBITDA of $338 million for the second quarter of 2025 which increased 79% from prior year. Second quarter adjusted EBITDA results were up 41% sequentially versus the first quarter of 2025. Our Adjusted EBITDA as a percentage of revenues was 24.3%, the best we have seen since the Arris acquisition, and increased by 640 basis points year over year and 270 basis points versus the first quarter of 2025.

For the second quarter, CommScope reported net sales of $1.388 billion, an increase of 32% from the prior year, driven by an increase in all segments. Adjusted EPS was $0.44 per share versus $0.03 in the second quarter of 2024.

Order rates were up 26% sequentially in the second quarter of 2025 reflecting the stronger demand and positioning us well for the third quarter. CommScope backlog ended the quarter at $1.431 billion, up $265 million or 23% versus the end of the first quarter 2025.

With our CCS transaction announcement, I would like to separately discuss the strong performance of our two businesses that will make up RemainCo, ANS and Ruckus. Second quarter revenue in these two businesses was $513 million, up 58% year-over-year and 32% sequentially. The stronger revenue resulted in Adjusted EBITDA in the RemainCo businesses of $127 million up 326% versus prior year and 101% sequentially.

Turning now to our second quarter segment highlights on slide 5.

Starting with our ANS segment, net sales of $322 million increased 65% from the prior year as customer inventory levels stabilized and shipments of our DOCSIS 4.0 products have increased. ANS adjusted EBITDA of $80 million was up $45 million or 132% from the prior year driven by higher revenue including licenses and project timing. ANS had a very challenging 2024 as customers continued to delay their upgrade cycle and the legacy business continued to decline. In the third quarter, we do not expect revenue and EBITDA to remain at these levels. As we have discussed in the past, ANS is a project driven business with timing of projects and licenses driving some volatility in results. We experienced a strong rebound in revenue and adjusted EBITDA in the first half of the year as our investments made over the last three years on product development have positioned us for the pending upgrade cycle. Despite the optimism for 2025, we are still in early phases of the DOCSIS 4.0 upgrade cycle as customers continue to evaluate the path and timing of upgrades. The business remains well positioned to take advantage of upgrade cycles as we have decades of experience with customer ecosystems, the largest installed base and the broadest suite of products.

RUCKUS net sales of $190 million increased by 47% versus the second quarter of 2024 driven by normalized inventory in the channel and stronger market demand as well as our vertical market strategy. Ruckus adjusted EBITDA of $46 million increased $51 million from the prior year driven by the increases in revenue and a favorable one-time E&O in the quarter of approximately $10 million. As noted in previous calls, the overhang from channel inventory lasted through the first half of 2024 and started to improve in the third quarter. We are now seeing the benefits of normalized inventory in the channel as well as growing market demand. On a sequential basis, revenue increased 17% and Adjusted EBITDA increased 87%. We continue to drive our vertical market strategies and Ruckus new product initiatives including Ruckus Edge. In addition, as Chuck mentioned before, we are beginning to see the impact of adding incremental selling resources. With the additional selling resources, new products and vertical market focus, we are well positioned to take market share in the medium and long term. As the additional selling resources begin to make an impact over the next few quarters, we would expect to see improving benefits in 2026. Third quarter Ruckus revenue and adjusted EBITDA are expected to decline compared to second quarter results due to seasonality and the elimination of the second quarter inventory adjustment benefit.

Finishing with CCS, net sales of $875 million increased 20% from the prior year. CCS adjusted EBITDA of $211 million increased 23% from the prior year. CCS Adjusted EBITDA as a percentage of revenue for the quarter remained strong at 24.1% driven by favorable mix and cost leverage. The CCS revenue increase was across most of the product lines with hyperscale and cloud data centers seeing the strongest growth at 85%.

Turning to slide 6 for an update on cash flow.

During the quarter, we generated cash flow from operations of $77 million and free cash flow of $64 million. Due to strong results and updated EBITDA guideposts, we now expect cash to be up approximately $125 million from where we started the year. In this guidance, we still project an investment in working capital and capital expenditures of over $200 million driven by growth in the business.

Turning to slide 7 for an update on our liquidity and capital structure.

During the second quarter, our cash and liquidity remained strong. We ended the quarter with $571 million in global cash and total available cash and liquidity of $991 million. During the quarter, our cash balance increased by $78 million.

We purchased no debt or equity on the open market. However, going forward, we will continue to use cash opportunistically to buy back debt and equity. The Company ended the quarter with net leverage ratio of 6.6x.

I will conclude my prepared remarks with some commentary around our expectations for the second half of 2025.

Clearly, we will be focusing on running the businesses and delivering results, while preparing for the recently announced closing of the CCS transaction in the first half of 2026. As Chuck mentioned earlier, this is a transformational transaction that creates shareholder value while strengthening the balance sheet. With the net proceeds of approximately $10 billion, we expect to repay all of our debt and redeem our preferred equity. With our excess cash and modest leverage on the remaining company, we plan to distribute the excess cash to our shareholders as a dividend within 60 to 90 days of the transaction closing. The exact amount of the dividend will be determined after closing.

On the performance side, we have seen five quarters of sequential quarterly adjusted EBITDA improvement. During the second quarter of 2025, we have continued to see strong performance in all of our business segments. The ANS and Ruckus segments have rebounded from the challenges in 2024 and are well positioned. This is evidenced by improvement in the first half of 2025 in these businesses. We expect RemainCo adjusted

EBITDA to be between $325M and $350M for 2025. Our second half RemainCo Adjusted EBITDA will be down from the first half driven by some of the one-time items we realized in the second quarter and project timing in ANS. Also, we are raising our 2025 CommScope Adjusted EBITDA guideposts from $1 billion to $1.050 billion to $1.15 billion to $1.2 billion.

Based on the market recovery and focusing on what we can control including managing cost and supporting our customers, our RemainCo Adjusted EBITDA as a percentage of revenue was very strong at 24.7% in second quarter. This is a testament to our priority to control what we can and improve longer term profitability.

And with that, I’d like to give the floor back to Chuck for some closing remarks.

Chuck Treadway – President and Chief Executive Officer

Thank you, Kyle.

In closing, we are very excited about the CCS transaction, it is a transformational deal that unlocks equity value, returns cash to our shareholders and strengthens the businesses. Our shareholders, customers, employees and other stakeholders should be very pleased with this outcome. Additionally, we are encouraged by the performance and positioning of ANS and Ruckus. On the RemainCo business, the second quarter performance demonstrates the strong positioning of Ruckus and ANS. Finally, I would like to thank our Team for strong execution. The hard work and dedication of our team with the strong support of our equity holders, debt holders, customers and suppliers has driven strong results and positioned all of our businesses for future success.